UBS Global Asset Management (Americas) Inc. 1285 Avenue of the Americas 12th Floor New York, NY 10019 www.ubs.com

January 25, 2012

Mr. James Langham
Executive Director
UBS Financial Services Inc.
1200 Harbor Boulevard
Weehawken, NJ 07086

Re:	Amendment to Dealer Agreement for Certain Institutional Money Market Funds

Dear Jim:

Pursuant to our discussions, we wish to amend and restate Schedule A to the following dealer agreement between UBS Financial Services Inc. and UBS Global Asset Management (US) Inc. (“UBS Global AM-US”) with respect to the above referenced funds:

  Dealer Agreement dated as of May 9, 2011, as amended, pertaining to UBS Money Series – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund (the “Institutional & Preferred Series Agreement”).

Such Schedule A was last revised pursuant to our correspondence dated September 22, 2009. Such correspondence also referenced changes with respect to the UBS Select Investor Series (“Investor Series”); this present amendment does not pertain to the Investor Series.

Section 4 of the Institutional & Preferred Series Agreement provides that UBS Global AM-US shall compensate UBS Financial Services Inc. in the amount set forth on a schedule to the Agreement and that such amount may be changed from time to time with the express written consent of the parties to the Agreement. We propose to amend and restate Schedule A as attached hereto, effective as of January 1, 2012.

We request that you please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to us and retaining one copy for your records.

Regards,

UBS GLOBAL ASSET MANAGEMENT (US) INC.

By: /s/ Joseph Abed Name: Joseph Abed Title: Managing Director	By: /s/ Keith A. Weller Name: Keith A. Weller Title: Exec. Director and Sr. Assoc. General Counsel
Accepted and Agreed to: UBS FINANCIAL SERVICES INC.
By: /s/ James Langham Name: James Langham Title: Executive Director 2-1-12	By: /s/ Christopher Russo Name: Christopher Russo Title: Executive Director 2-1-12

(Amended and Restated Schedule A to Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Money Series – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Select Tax-Free Institutional Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund and UBS Select Tax-Free Preferred Fund. This revised Schedule A is to be effective as of January 1, 2012.)

SCHEDULE A

With respect to shares of the following funds sold pursuant to this Dealer Agreement:

List of Funds:

UBS Money Series -
  UBS Select Prime Institutional Fund
  UBS Select Treasury Institutional Fund
  UBS Select Tax-Free Institutional Fund
  UBS Select Prime Preferred Fund
  UBS Select Treasury Preferred Fund and
  UBS Select Tax-Free Preferred Fund (each a “Fund” and collectively, the “Institutional &Preferred Funds”),

UBS Global Asset Management (US) Inc. (“UBS Global AM-US”) will pay UBS Financial Services Inc. a fee at the following annual rate:

Fee Rate Schedule:

  if the aggregate average monthly assets in (1) the Institutional & Preferred Funds sold pursuant to this Dealer Agreement and (2) UBS (Cay) Select Prime Institutional Fund Ltd., UBS (Cay) Select Prime Preferred Fund Ltd., UBS (Cay) Select Treasury Institutional Fund Ltd. and UBS (Cay) Select Treasury Preferred Fund Ltd. that may be sold pursuant to a separate dealer agreement or placement agency agreement or similar document between UBS Financial Services Inc. and UBS Global AM-US (collectively, the “Covered Funds”) is less than $10 billion, then the annual rate is 0.04% of the average monthly value of a Fund’s assets;
  if the aggregate average monthly assets in the Covered Funds is at least $10 billion but less than $30 billion, then the annual rate is 0.06% of the average monthly value of a Fund’s assets; and
  if the aggregate average monthly assets in the Covered Funds is above $30 billion, then the annual rate is increased to 0.08% solely with respect to such assets above $30 billion (with the 0.06% rate being applicable to assets less than $30 billion) of the average monthly value of a Fund’s assets.

Provided that, the above amounts may be reduced by UBS Global Asset Management (US) Inc. (“UBS Global AM”), as indicated below:

Aggregate average monthly assets of Covered Funds is less than $10 billion:
If the effective total ordinary annual operating expenses for a month (expressed as an annualized basis point rate) of a Fund are equal to or greater than eight basis points (0.08%) during a month, then UBS Global AM - US shall pay UBS Financial Services Inc. at the annual rate of four basis points (0.04%); however, in the event that the effective total ordinary annual operating expenses of a Fund are less than eight basis points (0.08%) during a given month,then the annualized rate to be paid shall equal four basis points (0.04%) less the amount by which the effective total ordinary annual operating expenses are less than eight basis points (0.08%) (rounded to the nearest basis point).

Aggregate average monthly assets of Covered Funds is at least $10 billion but less than $30 billion:
If the effective total ordinary annual operating expenses for a month (expressed as an annualized basis point rate) of a Fund are equal to or greater than ten basis points (0.10%) during a month, then UBS Global AM - US shall pay UBS Financial Services Inc. at the annual rate of six basis points (0.06%); however, in the event that the effective total ordinary annual operating expenses of a Fund are less than ten basis points (0.10%) during a given month, then the annualized rate to be paid shall equal six basis points (0.06%) less the amount by which the effective total ordinary annual operating expenses are less than ten basis points (0.10%) (rounded to the nearest basis point).

Aggregate average monthly assets of Covered Funds above $30 billion:
If the effective total ordinary annual operating expenses for a month (expressed as an annualized basis point rate) of a Fund are equal to or greater than twelve basis points (0.12%) during a month, then UBS Global AM - US shall pay UBS Financial Services Inc. at an annual rate of eight basis points (0.08%) solely with respect to such assets above $30 billion (with the 0.06% rate being applicable to assets less than $30 billion); however, in the event that the effective total ordinary annual operating expenses of a Fund are less than twelve basis points (0.12%) during a given month (with 0.10% being applicable to assets less than $30 billion), then the annualized rate to be paid shall equal eight basis points (0.08%) (with the 0.06% rate being applicable to assets less than $30 billion) less the amount by which the effective total ordinary annual operating expenses are less than twelve basis points (0.12%) (with 0.10% being applicable to assets less than $30 billion) (rounded to the nearest basis point).